Rule 424(b)(3) and (c) Commission File No. 333-11188

PROSPECTUS SUPPLEMENT

BIOMIRA INC.

8,800,000 shares
of
Common Stock

               The following information supplements and amends the Prospectus of Biomira Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September 26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16, 2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7, 2001, February 11, 2002, April 19, 2002, June 14, 2002, August 2, 2002, August 29, 2002, September 12, 2002, November 25, 2002, December 10, 2002, February 7, 2003, February 25, 2003, April 9, 2003, April 25, 2003 and May 27, 2003, relating to the issuance of 8,800,000 shares of Biomira’s common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

               On May 6, 2003, Biomira issued its twenty-sixth drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $750,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on May 7, 2003 and ending on June 6, 2003 at no less than a traded value of U.S. $1.15 per share. During the pricing period relating to the twenty-sixth drawdown following the interim drawdown through May 22, 2003, an additional total of 184,920 shares were purchased by Creon at an average purchase price per common share of U.S. $2.0279, through June 6, 2003, resulting in aggregate proceeds of U.S. $375,000 being paid and released from escrow to Biomira by Creon in the second interim payment on June 10, 2003. Thus, Biomira raised an additional U.S. $750,000 from the issuance of 468,889 shares in the twenty-sixth drawdown.

The date of this Prospectus Supplement is June 12, 2003